Exhibit 10.22

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective as of December 3, 2016 (the “Effective Date”), by and between Four Oaks Bank & Trust Company (the “Bank”) and Deanna W. Hart (“Employee”).
The Bank desires to continue to employ Employee, and Employee desires to accept such continued employment on the terms set forth below.
In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Bank and Employee agree as follows:
1.    EMPLOYMENT. The Bank hereby employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement.
2.    NATURE OF EMPLOYMENT/DUTIES. Employee shall serve as Chief Financial Officer of the Bank with such duties, responsibilities and authorities of such office as may be assigned to her by the Bank and as are customarily associated with such office. Employee shall report to the President/Chief Executive Officer of the Bank.
2.1    Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Bank policies, procedures, practices and directions.
2.2    Employee shall devote substantially all working time, best efforts, knowledge and experience to perform successfully her duties and advance the Bank’s interests. During her employment, Employee shall not engage in any other business activities of any nature whatsoever for which she receives compensation without the Bank’s prior written consent; provided, however, this provision does not prohibit her from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for her own benefit and which do not create actual or potential conflicts of interest with the Bank.
3.    COMPENSATION.
3.1    Base Salary. Employee’s annual base salary for all services rendered shall initially be One Hundred Fifty-Five Thousand and 00/100 Dollars ($155,000.00) (less applicable taxes and withholdings) payable in accordance with the Bank’s customary payroll practices as they may exist from time to time (“Base Salary”). The Employee’s Base Salary may be reviewed and increased by the Bank at its sole discretion, in accordance with the Bank’s policies, procedures and practices as they may exist from time to time.
3.2    Bonus. Employee shall be eligible for a cash bonus of up to thirty-three percent (33%) of her Base Salary (“Annual Bonus”) (less applicable taxes and withholdings). The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Four Oaks Fincorp, Inc. (the “Company”) shall have the sole discretion to determine the amount of the Annual Bonus. The Annual Bonus shall be provided to Employee provided that Employee is employed by the Bank on the last day of the year for which the award was earned. The Annual Bonus shall be paid no later than two and one-half months following the end of the year for which it was earned.
3.3    Benefits. Employee may participate in all medical, dental, disability, insurance, 401(k), vacation and other employee benefit plans and programs which may be made available from time to time to Bank employees at Employee’s level; provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs as they may exist from time to time. Nothing in this Agreement shall require the Bank to create, continue or refrain from amending, modifying, revising or revoking any of its group plans, programs or benefits that are offered to employees. Employee acknowledges that the Bank, in its sole discretion, may amend, modify, revise or revoke any such group plans, programs or benefits and any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Employee.

3.4    Business Expenses. Employee shall be reimbursed for reasonable and necessary expenses actually incurred by her in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Bank reimbursement policies, procedures and practices as they may exist from time to time. All such reimbursements shall be made no later than March 15 of the year following the year in which Employee incurred the expense.
3.5    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Bank which is subject to recovery under any law, government regulation or stock exchange listing requirement, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Act”), and implementing rules and regulations of the Act, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Bank pursuant to any such law, government regulation or stock exchange listing requirement). Employee shall, upon written demand by the Bank, promptly repay any such incentive-based compensation or other compensation, or take such other action as the Bank may require for compliance with this Section.
4.    TERM OF EMPLOYMENT AND TERMINATION. The initial term of this Agreement and Employee’s employment hereunder shall be the one-year period commencing on the Effective Date and terminating on the first anniversary of the Effective Date (the “Initial Term”), provided that, on such anniversary of the Effective Date and on each annual anniversary thereafter, this Agreement and Employee’s employment hereunder shall automatically renew for successive one (1) year periods on the same terms and conditions set forth herein unless: (i) earlier terminated or amended as provided herein or (ii) either party gives the other written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any renewal term of this Agreement, in which case, this Agreement and Employee’s employment shall terminate at the end of the Initial Term or renewal term, as applicable. The Initial Term and all applicable renewals thereof are referred to herein as the “Term.”
4.1    Without Cause, Upon Notice. Either the Bank or Employee may terminate Employee’s employment and this Agreement without cause at any time upon giving the other party thirty (30) days’ written notice.
4.2    For Cause. The Bank may terminate Employee’s employment and this Agreement immediately without notice at any time for “Cause,” which shall mean the following: (i) Employee’s demonstrated gross negligence or willful misconduct in the execution of her duties; (ii) Employee’s refusal to comply with the Bank’s policies, procedures, practices or directions, after notice and opportunity to cure within fifteen (15) days after such notice; (iii) Employee’s commission of an act of dishonesty; (iv) Employee’s being convicted of a felony; or (v) Employee’s breach of this Agreement.
4.3    By Death or Disability. Employee’s employment and this Agreement shall terminate upon Employee’s Disability or death. For purposes of this Agreement, “Disability” shall mean Employee’s physical or mental inability to perform substantially all of Employee’s duties, with or without reasonable accommodation, for a period of ninety (90) days, whether or not consecutive, during any 365-day period, as determined in the Bank’s reasonable discretion and in accordance with any applicable law. The Bank shall give Employee written notice of termination for Disability, and the termination shall be effective as of the date specified in such notice.
4.4    Following a Change in Control by Employee for Good Reason. Following a Change in Control, as defined herein, Employee may terminate her employment and this Agreement if she has “Good Reason” to do so.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions without Employee’s consent:
(i)a material diminution in Employee’s title, authority, duties, or responsibilities from such immediately prior to the Change in Control
(ii)a material diminution in Employee’s Base Salary;

(iii)a material change in the geographic location at which Employee must perform her services under this Agreement; or
(iv)any other action or inaction that constitutes a material breach by the Bank of this Agreement.
Provided that, in order for Employee to be able to terminate for Good Reason, Employee must first provide notice to the Bank of the condition Employee contends constitutes Good Reason within thirty (30) days of the initial existence of such condition, and the Bank must have thirty (30) days in which to remedy the condition, and provided further, if the condition is not remedied, Employee must terminate her employment within thirty (30) days of the end of the Bank’s thirty (30)-day remedy period.
For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on:
(i)    the date on which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than thirty-three percent (33%) of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company, provided however, it shall not be a Change in Control if such person or group becomes such a beneficial owner by virtue of a transfer of the Company’s common stock by a natural person, single shareholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such single shareholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such single shareholder or any such family members; or
(ii)    the date on which (a) the Company merges with any other entity, (b) the Company consummates a statutory share exchange with another entity, or (c) the Company conveys, transfers or leases all or substantially all of its assets to any entity; provided, however, that in the case of subclauses (a) and (b), a Change in Control shall not be deemed to have occurred if the shareholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, more than fifty percent (50%) of the combined voting power of the outstanding securities of the corporation resulting from such transaction in substantially the same proportions as their ownership of securities immediately before such transaction.
4.5    Following a Redundancy Transaction by Employee. Following a Redundancy Transaction, as defined herein, Employee may terminate her employment and this Agreement.
For purposes of this Agreement, “Redundancy Transaction” shall mean (a) the Company (i) merges with any bank holding company or bank, (ii) consummates a statutory share exchange with any bank holding company or bank, or (iii) purchases all or substantially all of the stock or assets of any bank holding company or bank, (b) such merger, exchange or purchase is not a Change in Control as defined above, and (c) in connection with such merger, exchange or purchase, a senior executive of another party to such merger, exchange or purchase is hired by the Bank in a role or position and such hiring causes a material diminution in Employee’s title, authority, duties or responsibilities from such immediately prior to the Redundancy Transaction.
Provided that, in order for Employee to be able to terminate her employment pursuant to this Section, Employee must first provide notice to the Bank of the condition Employee contends satisfies clause (c) of the definition of “Redundancy Transaction” within thirty (30) days of the initial existence of such condition, and the Bank must have thirty (30) days in which to remedy the condition, and provided, further, if the condition is not remedied, Employee must terminate her employment within thirty (30) days of the end of the Bank’s thirty (30)-day remedy period.

4.6    Survival. Section 6 (Trade Secrets, Confidential Information, Bank Property and Competitive Business Activities) of this Agreement shall survive the termination of Employee’s employment and/or the termination of this Agreement, regardless of the reasons for such termination.
5.    COMPENSATION AND BENEFITS UPON TERMINATION. Upon termination of her employment and this Agreement for any reason, Employee shall be entitled to receive payment of any earned but unpaid compensation as of the date of such termination (“Accrued Earnings”).
5.1    By the Bank for Cause or by Employee by Notice of Non-Renewal or Upon Notice. If Employee’s employment and this Agreement are terminated (i) by the Bank for Cause or (ii) by Employee by notice of non-renewal or pursuant to Section 4.1 (Without Cause, Upon Notice), then the Bank’s obligation to compensate Employee ceases on the effective termination date except as to the Accrued Earnings.
5.2    By the Bank without Cause, by Notice of Non-Renewal or for Disability. If the Bank terminates Employee’s employment and this Agreement without Cause, by notice of non-renewal, or for Disability, then the Bank shall, in addition to the Accrued Earnings, pay Employee a lump sum amount equal to twelve (12) months of her then current Base Salary (less applicable taxes and withholdings). Said lump sum payment shall be made on the date immediately following the date on which the required release of claims becomes effective but not later than sixty (60) days following the termination of employment. Said payment is subject to the conditions set forth in Section 5.5 (Required Release) below.
5.3    Following a Change in Control by the Bank Without Cause or by Notice of Non-Renewal or by Employee for Good Reason. If the Bank terminates Employee’s employment and this Agreement without Cause or by notice of non-renewal or if Employee terminates her employment and this Agreement for Good Reason during the period (i) commencing with the execution of a definitive agreement providing for a Change in Control and (ii) extending to eighteen (18) months following the date on which a Change in Control occurs, then, in addition to the Accrued Earnings, Employee shall be entitled to receive, subject to Section 5.5 (Required Release):
5.3.1.    a lump sum payment equal to two (2) times her annual compensation. For this purpose “annual compensation” means (a) Employee’s Base Salary on the date of the Change in Control or on the date of Employee’s employment termination (at whichever date Employee’s Base Salary is greater), plus (b) any Annual Bonus awarded for the most recent whole calendar year before the year in which the Change in Control occurred or for the most recent whole calendar year before the year in which employment termination occurred (whichever is greater), regardless of whether such bonus is paid in the year earned or in a later calendar year and regardless of whether the bonus is subject to elective deferral or vesting. Such lump sum payment shall be made on the date immediately following the date on which the required release of claims becomes effective but not later than sixty (60) days following termination of employment; and

5.3.2.    reimbursement for the additional costs Employee incurs for continuing coverage under the Bank’s group health insurance policy under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of eighteen months, or if sooner, until comparable coverage is available to Employee in connection with subsequent employment. Employee shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health insurance coverage. All reimbursements required by this Section 5.3.2 shall be paid as soon as practicable following Employee's submission of proof of timely premium payments to the Bank; provided, however, that all such reimbursements shall be made on or before the last day of the taxable year following the taxable year in which the expenses were incurred. Under no circumstances will Employee be entitled to a cash payment or other benefit in lieu of reimbursement for the actual costs of premiums for health coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year and Employee's right to reimbursement shall not be subject to liquidation or exchange for any other benefit. Employee shall provide the Bank with notice of subsequent employment and comparable coverage within thirty (30) days of commencement of such comparable coverage.

5.4    Following a Redundancy Transaction. If, within twelve (12) months following the date on which a Redundancy Transaction occurs, the Bank terminates Employee’s employment and this Agreement without Cause or by notice of non-renewal or Employee terminates her employment and this Agreement in accordance with Section 4.5 (Redundancy Transaction), then, in addition to the Accrued Earnings, Employee shall be entitled to receive, subject to Section 5.5 (Required Release) the pay and benefits described in Sections 5.3.1 and 5.3.2. above.

5.5    Required Release. The Bank’s obligation to provide any payment in addition to Accrued Earnings or reimbursement under Sections 5.2, 5.3 or 5.4 is conditioned upon Employee’s execution of an enforceable release of all claims and her compliance with Section 6 of this Agreement. If Employee chooses not to execute such a release or fails to comply with that Section, then the Bank’s obligation to compensate her ceases on the effective termination date except as to amounts due at that time. The release of claims shall be provided to Employee within seven (7) days of her separation from service, and Employee must execute it within the time period specified in the release (which shall not be longer than forty-five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.
5.6    Benefits in lieu of Other Severance. Employee is not entitled to receive any compensation or benefits upon her termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which she participates with the following exception: the benefits afforded Employee under this Agreement are in lieu of any severance benefits to which she otherwise might be entitled pursuant to a severance plan, policy and practice. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) pension benefits, or group health continuation rights, if any, to which she may be entitled under employee benefit plans in which she participates.
5.7    Internal Revenue Code Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if all or any portion of the payments or benefits payable to Employee under this Agreement or otherwise (“Covered Payments”) constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 5.7, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. For this purpose, “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any reduction in the Covered Payments shall be made in a manner that maximizes Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If reduction of the Covered Payments is not sufficient to avoid application of Code Sections 280G and 4999, Employee acknowledges and agrees that benefits under this Agreement may be eliminated altogether. The amount of the benefit reduction under this Section 5.7 shall be determined by the Bank, whose determination shall be conclusive and binding on the Bank and Employee.
6.    TRADE SECRETS, CONFIDENTIAL INFORMATION, BANK PROPERTY AND COMPETITIVE BUSINESS ACTIVITIES. Employee acknowledges that: (i) by virtue of her senior management and key leadership position with the Bank, Employee has had and will continue to have access to Trade Secrets and Confidential Information, as defined below; (ii) the Bank is engaged in the business of providing financial services and products in retail, commercial, and corporate banking (the “Business”); and (iii) the provisions set forth in this Trade Secrets, Confidential Information, Bank Property and Competitive Business Activities Section are reasonably necessary to protect the Bank’s legitimate business interests, are reasonable as to time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable her to understand the scope of the restrictions imposed upon her.
6.1    Trade Secrets and Confidential Information. Employee acknowledges that: (i) the Bank will disclose to her certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information

are the sole and exclusive property of the Bank (or a third party providing such information to the Bank) and the Bank or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right; and (iii) the disclosure of Trade Secrets and Confidential Information to Employee does not confer upon her any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.
6.1.1    Employee may use the Trade Secrets and Confidential Information only in accordance with applicable Company policies and procedures and solely for the Bank’s benefit while she is employed or otherwise retained by the Bank. Except as authorized in the performance of services for the Bank, Employee will hold in confidence and not directly or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, or transfer Trade Secrets or Confidential Information or any portion thereof. Upon the Bank’s request, Employee shall return Trade Secrets and Confidential Information and all related materials.
6.1.2    If Employee is required to disclose Trade Secrets or Confidential Information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against claims, she shall: (i) notify the Bank promptly before any such disclosure is made; (ii) at the Bank’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Bank to participate with counsel of its choice in any proceeding relating to any such court order, other government process or claims.
6.1.3    Employee’s obligations with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.
6.1.4    Employee’s obligations with regard to Confidential Information shall remain in effect while she is employed or otherwise retained by the Bank and for so long as the information retains its status as Confidential Information.
6.1.5    As used in this Agreement, “Trade Secrets” means information of the Bank, suppliers, customers, or prospective or former customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of current, potential, or former customers or suppliers, which: (i) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
6.1.6    As used in this Agreement, “Confidential Information” means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, marketing campaigns, and information regarding employees, provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Employee.
6.2    Bank Property. Upon the termination of her employment or upon Bank’s earlier request, Employee shall: (i) deliver to the Bank all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in her possession, custody or control; (ii) deliver to the Bank all Bank property (including, but not limited to, keys, credit cards, customer files, contracts, proposals, work in process, manuals, forms, computer-stored work in process and other computer data, research materials, other items of business information concerning any Bank customer (current, former, or prospective), or Bank business or business operations, including all copies thereof) which is in her possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Bank in winding up her work and transferring that work to other individuals designated by the Bank.
6.3    Competitive Business Activities. Employee agrees that during the Term of this Agreement and for a period of time ending on the date occurring one (1) year after the later of the date her employment terminates and/or this Agreement terminates (irrespective of the circumstances of such termination, provided however, that if the termination is by the Bank without Cause or by notice of non-renewal and is not within the period commencing with the execution of a definitive agreement providing for a Change in Control and extending to eighteen months following the date on which a Change in Control occurs, then Section 6.3 (i)(a) and (ii) shall not apply), Employee will not engage in the following activities without the written consent of the Bank:
(i)    on Employee’s own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise:
(a)    compete with the Bank in the Bank’s Business;
(b)    solicit or do business which is the same, similar to or otherwise in competition with the Bank’s Business, from or with persons or entities: (1) who are customers of the Bank; (2) who Employee or someone for whom she was responsible solicited, negotiated, contracted, serviced or had contact with on the Bank’s behalf; or (3) who were customers of the Bank at any time during the last year of Employee’s employment with the Bank; or
(c)    offer employment to or otherwise solicit for employment any employee or other person who had been employed by the Bank during the last year of Employee’s employment with the Bank;
(ii)    be employed or retained in (i) an executive management capacity, (ii) other management capacity providing the same or similar services which Employee provided to the Bank, or (iii) any capacity connected with competitive business activities, by any person or entity that engages in the same, similar or otherwise competitive business as the Bank’s Business; or
(iii)    directly or indirectly take any action, which is materially detrimental, or otherwise intended to be adverse to the Bank’s goodwill, name, business relations, prospects and operations.
6.3.1    The restrictions set forth in clauses (i)(a) and (ii) of this Section 6.3 shall apply to the following geographical areas: (i) within a 60-mile radius of the location of the Bank’s headquarters during Employee’s employment with the Bank; (ii) any city, metropolitan area, county, or state in which Employee’s substantial services were provided, or for which Employee had substantial responsibility, or in which Employee worked on Bank projects, while employed by the Bank; and (iii) any city, metropolitan area, county, or state in which the Bank is located or does or, during Employee’s employment with the Bank, did business.
6.3.2    Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than five percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate this Section 6.3.
6.4    Remedies. Employee acknowledges that her failure to abide by the Trade Secrets and Confidential Information, Bank Property or Competitive Business Activities provisions of this Agreement would cause irreparable harm to the Bank for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Bank may be entitled by virtue of Employee’s failure to abide by these provisions, the Bank may seek legal and equitable relief, including, but not limited to, preliminary and permanent injunctive relief, for Employee’s actual or threatened failure to abide by these provisions without the necessity of posting any bond, and Employee will indemnify the Bank for all expenses including attorneys’ fees in seeking to enforce these provisions.
6.5    Tolling. The period during which Employee must refrain from the activities set forth in Sections 6.1 and 6.3 shall be tolled during any period in which she fails to abide by these provisions.
6.6    Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Employee’s obligations or the Bank’s rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition and intellectual property which Employee has executed in the past, or may execute in the future or contemporaneously with this Agreement.

7.    EXECUTIVE REPRESENTATION. Employee represents and warrants that her employment and obligations under this Agreement will not (i) breach any duty or obligation she owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.
8.    WAIVER OF BREACH. The Bank’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.
9.    ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.
10.    SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in Section 6, Trade Secrets, Confidential Information, Company Property and Competitive Business Activities, are held unenforceable by a court of competent jurisdiction, then the parties desire that such provision, clause, or phrase be “blue-penciled” or rewritten by the court to the extent necessary to render it enforceable.
11.    PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Bank’s successors and assigns. Employee may not assign this Agreement.
12.    REMEDIES. Employee acknowledges that her breach of this Agreement would cause the Bank irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Bank may be entitled by virtue of Employee’s breach or threatened breach of this Agreement, the Bank may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.
13.    GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the courts of Wake County, North Carolina or the federal courts of the United States for the Eastern District of North Carolina.
14.    SECTION 409A OF THE INTERNAL REVENUE CODE.
14.1    Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Bank shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Bank of the applicable provision shall be maintained, and the Bank shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Bank. The Bank shall timely use its reasonable business efforts to amend any plan or program in which Employee participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Bank shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

14.2    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean “Separation from Service.”
14.3    Separate Payments. Any installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.
14.4    Delayed Distribution to Key Employees. If the Bank determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Bank’s sole discretion, that Employee is a Key Employee of the Bank on the date her employment with the Bank terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Employee’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.
15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the Effective Date.

EMPLOYEE

/s/ Deanna W. Hart
Deanna W. Hart

FOUR OAKS BANK & TRUST COMPANY

By: /s/ David H. Rupp
Name:     David H. Rupp
Title:     Chief Executive Officer